KPMG
                P.O. Box 4150

                Honolulu, HI 96812-4150

Exhibit 23

Independent Auditors' Consent

The Board of Directors

CPB Inc.:

We consent to the incorporation by reference in the registration statements No. 33-11462 and No. 333-35999 on Form S-8 of CPB Inc. of our report date January 22, 2002, with respect to the consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on form 10-K of CPB Inc.

Honolulu, Hawaii

March 22, 2002